Exhibit 99.1

Maison Solutions Issues Statement

Regarding Short Attack on its Securities

MONTEREY PARK, Calif., December 18, 2023 – Maison Solutions Inc. (“Maison Solutions” or the “Company”) (Nasdaq: MSS), a specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, today issued the following statement in response to the short attack on the Company’s stock on December 15, 2023:

The Company believes the December 15, 2023 short attack on Maison Solutions’ securities directly reflected a report issued that day by Hindenburg Research that contained inaccurate and misleading statements.

Hindenburg is known for and has a long history of issuing negative reports which are purposely designed to allow short sellers to profit from a decline in stock price.

Such reports typically are filled with inuendo and are meant to deceive and frighten investors into selling their shares, creating a panic environment, causing precipitous price declines, and creating great harm to the majority of shareholders.

It is our intention to take steps as appropriate regarding this matter for the benefit of all of our stakeholders, as we continue to work diligently to build the Company.

About Maison Solutions Inc.

Maison Solutions Inc. is a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles area, and has been operating them under the brand name HK Good Fortune. To learn more about Maison Solutions, please visit the Company’s website at www.maisonsolutionsinc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s intention to take steps as appropriate regarding this matter for the benefit of all of our stakeholders, as we continue to work diligently to build the Company. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. Maison Solutions undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contact:

PondelWilkinson Inc.

Judy Lin or Laurie Berman

310-279-5980

info@maisonsolutionsinc.com